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                                                                     Exhibit 4.3

                              CERTIFICATE OF TRUST
                                       OF
                               VNB CAPITAL TRUST I

     This Certificate of Trust is being executed as of October 4, 2001 for the purposes of organizing a business trust pursuant to the Delaware Business Trust Act, 12 Del. C. Section 3801, et seq. (the "Act").

     The undersigned hereby certify as follows:

     1. NAME. The name of the business trust is "VNB Capital Trust I" (the "Trust").

     2. DELAWARE TRUSTEE. The name and business address of the Delaware resident trustee of the Trust meeting the requirements of Section 3807 of the Act are as follows:

     The Bank of New York (Delaware)
     White Clay Center
     Route 273
     Newark, Delaware  19711

     3. EFFECTIVE DATE. This Certificate of Trust shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned, as trustees of the Trust, have duly executed this Certificate of Trust in accordance with Section 3811(a) of the Act as of the day and year first above written.

THE BANK OF NEW YORK (DELAWARE),
as Delaware Trustee

By: /s/ WILLIAM T. LEWIS                /s/ GERALD H. LIPKIN
    ---------------------------------   ----------------------------------------
    William T. Lewis, Senior Vice       Gerald H. Lipkin, Administrative Trustee
    President


/s/ ALAN D. ESKOW                       /s/ JACK BLACKIN
-------------------------------------   ----------------------------------------
Alan D. Eskow, Administrative Trustee   Jack Blackin, Administrative Trustee